Exhibit 99.1

Mesa Labs Reports Transition of its CFO Position

Lakewood, Colorado, October 12, 2012 — Mesa Laboratories, Inc. (NASDAQ:MLAB) reported today that Steven W. Peterson, Vice President and Chief Financial Officer of Mesa Laboratories, Inc., notified the Company of his intention to retire effective as of the close of business on November 30, 2012.  In connection with Mr. Peterson’s pending retirement, on October 29, 2012, John V. Sakys will join the Company as an Executive Vice President.  Immediately after Mr. Peterson’s retirement, the Board of Directors of the Company intends to appoint Mr. Sakys as the Company’s Chief Financial Officer.

John J. Sullivan, President and Chief Executive Officer, said, “Steve has been with Mesa since 1985, and in the CFO position since 1990.  He has been instrumental in helping Mesa grow from its infancy to the global, highly profitable, diversified manufacturer that it is today.  Mesa owes a debt of gratitude to Steve for his hard work and dedication throughout these past 27 years, and we all wish him well in his future endeavors.”

Mr. Sakys, 44, was most recently with The Berry Company, LLC, the fifth largest telephone directory publisher and search provider in the U.S.  Mr. Sakys held several positions with The Berry Company, and its predecessor company, Local Insight Regatta Holdings, Inc., most recently as its Vice President and Chief Accounting Officer.  In this capacity, Mr. Sakys was responsible for general accounting, SEC reporting, treasury, and tax compliance.  Prior to The Berry Company, from 2001 to 2009, Mr. Sakys was the Vice President and Chief Financial Officer of Isonics Corporation, a NASDAQ listed manufacturing company based in the Denver area.

“We are excited to have a financial professional with John’s credentials and experience join the Mesa team”, continued John J. Sullivan.  “While at Isonics, John gained extensive experience as the CFO of a multi-site manufacturing company.  He was involved in all aspects of financial reporting, investor relations, debt and equity raises, accounting, and operations management across three locations.  More recently, John’s experience at The Berry Company, including the management of its large accounting staff, has solidified his experience as a member of the executive team at a larger public company.  We look forward to John’s guidance as we execute our growth plans in the years ahead.”

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.